Exhibit 10.1

March 25, 2015

Corrine L. Scarpello
Senior Vice President and
  Chief Financial Officer
Supertel Hospitality, Inc.
1800 West Pasewalk Avenue, Suite 200
Norfolk, Nebraska 68701

Dear Connie,

As discussed, we agree that you will extend your service as Senior Vice President and Chief Financial Officer from April 1, 2015 for a period to end no later than the hiring of a new chief financial officer.  Additionally, the August 15, 2015 date set forth in the Company’s letter to you, dated December 22, 2014, is extended by the length of such period.  All other matters set forth in the Company’s letter remain unchanged.

If the foregoing is acceptable to you, please sign and date below and return a signed copy to me.

Supertel Hospitality, Inc.

/s/ George R. Whittemore
George R. Whittemore
Director & Chairman of the Compensation Committee

Accepted and agreed this March 25, 2015

/s/ Corrine L. Scarpello
Corrine L. Scarpello